Exhibit 10.31

FREESCALE SEMICONDUCTOR HOLDINGS

PERFORMANCE-BASED RESTRICTED CASH AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of [                        ], 2008 (the “Date of Grant”), between [                ]1 (the “Employer”), and [                        ] (the “Participant”):

R E C I T A L S:

WHEREAS, Freescale Semiconductor Holdings I, Ltd. (the “Company”) has adopted the Freescale Semiconductor Holdings 2007 Employee Incentive Plan (the “Plan”); capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company, the Employer and the Company’s shareholders to grant the Restricted Cash Award provided for in this Agreement to the Participant pursuant to the Plan and the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Restricted Cash Award.

(a)	The Employer grants to the Participant a Restricted Cash Award of [$ ] (the “Target Cash Award”), as adjusted by the Committee pursuant to Schedule A, based upon the Company’s EBITDA for fiscal year 2008 (the “Cash Award”).

(b)	For purposes of this Agreement, “EBITDA” means the Company’s consolidated EBITDA excluding incentive compensation expense (ie. equity awards, restricted cash awards, deferred cash, the Company’s annual cash bonus and similar customary arrangements).

2. Vesting.

(a) Subject to the Participant’s continued Employment with the Employer or an Affiliate of the Company, the Cash Award shall vest and become payable with respect to twenty-five percent (25%) of the dollar value initially covered by the Cash Award on each of the first, second, third and fourth anniversaries of the Date of Grant (each, a “Vesting Date”).

(b) Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control the unvested portion of the Cash Award shall vest and be paid

[1]	Name of employing subsidiary.

promptly following the Change of Control; provided that if the Change of Control occurs during fiscal year 2008, the Cash Award will be deemed to be the Target Cash Award and will immediately vest and be paid promptly following the Change of Control.

3. Payment. Payment of the vested portion of any Cash Award shall be made as soon as administratively practicable; provided, that in no event shall payment of the vested portion of any Cash Award be made later than March 15th of the calendar year following the calendar year in which the portion of the Cash Award became vested and payable.

4. Termination of Employment. If the Participant’s Employment is terminated for any reason, the Cash Award shall, to the extent not then vested, terminate upon such termination of Employment.

5. No Right to Continued Employment. The grant of the Cash Award and this Agreement shall not impose any obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.

6. Transferability. This Agreement may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of this Agreement to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

7. Withholding. The Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Cash Award or under the Plan or from any compensation or other amount owing to a Participant the amount of any applicable withholding taxes in respect of the Cash Award and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

8. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon actual receipt by the addressee.

9. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

10. Consent to Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

11. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12. Cash Award Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Cash Award is subject to the Plan, as may be amended from time to time, and the terms and provisions of the Plan are hereby incorporated herein by reference.

13. Entire Agreement. This Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement, communication or understanding among the parties with respect thereto is superseded and replaced in its entirety by this Agreement and the Plan.

14. Section 409A. It is intended that the terms of this Agreement comply with Section 409A of the Code. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Participant’s economic rights.

15. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

[NAME OF EMPLOYING SUBSIDIARY]

By:
Name: Title:

Agreed and acknowledged as of the date first above written:

Participant

SCHEDULE A

Target Award

For purposes of adjusting the Target Cash Award, the target EBITDA for fiscal year 2008 shall be as follows:

Fiscal Year	Target Consolidated EBITDA
2008	$[INSERT TARGET CONSOLIDATED EBITDA]

The Committee may adjust, on a pro forma basis, the target EBITDA for fiscal year 2008, if and to the extent determined appropriate by the Committee, in its sole discretion, to reflect any mergers, acquisitions, dispositions or business combinations effected by the Company or any of its subsidiaries after the date hereof.

Actual EBITDA as Compared to Target EBITDA

The Committee shall adjust the Target Cash Award, based upon the Company’s actual EBITDA for fiscal year 2008, as follows:

[Insert Table]

Adjustments to the Target Cash Award will be determined using straight line interpolation for performance falling between points listed above.